EXHIBIT 99.1

The Chemours Company Reports First Quarter Results

Wilmington, Del., May 5, 2026 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the first quarter 2026.

Key First Quarter 2026 Results & Recent Highlights1

•
Net Sales of $1.4 billion, slightly up compared to the corresponding prior-year quarter, with TSS reporting record first quarter results, with continued double-digit year-over-year sales growth in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $29 million, or $0.19 per diluted share, compared with Net Loss attributable to Chemours of $5 million, or $0.03 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $8 million, or $0.05 per diluted share, compared to Adjusted Net Income of $19 million, or $0.13 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA2,3 of $169 million compared to $166 million in the corresponding prior-year quarter
•
Announced a global TiO2 price increase effective April 1, 2026, as a continuation of our December price actions; achieved a sequential TiO2 price increase of 3% in Net Sales
•
Received ~$287 million initial net proceeds from the sale of the Kuan Yin site, positioning the Company to paydown €140 million of outstanding debt

“Chemours exceeded overall expectations in the first quarter, achieving strong outcomes from both our TSS and TT businesses, paired with the more recent receipt of cash through the completion of a substantial portion of our Kuan Yin property sales enabling us to reduce our debt," stated Denise Dignam, Chemours President and CEO. "These achievements demonstrate our dedication to our Pathway to Thrive strategy and highlight the importance we place on effective execution. While the wider economic landscape remains uncertain, Chemours continues to drive full-year growth while remaining steadfast in prioritizing flexible commercial and operational strategies to ensure Chemours is able to capitalize on opportunities in our key markets."

Total Chemours

	Q1 2026	Q1 2025	Y-o-Y % ∆	Q4 2025	Q-o-Q % ∆
Net Sales (millions)	$1,381	$1,368	1%	$1,329	4%
Net Loss (millions)	($29)	($5)	(480%)	($47)	38%
Loss Per Share[4]	($0.19)	($0.03)	(533%)	($0.31)	39%
Adjusted Net Income	$8	$19	(58%)	$7	14%
Adjusted EPS	$0.05	$0.13	(62%)	$0.05	0%
Adjusted EBITDA (millions)	$169	$166	2%	$128	32%

First quarter 2026 Net Sales were $1.4 billion, an increase of 1% compared to the prior-year quarter. Reported Net Sales were primarily driven by a 2% increase in price and a 3% increase in currency, partially offset by a 4% decrease in volumes. The overall increase in price was driven by automotive Freon™ pricing for TSS in North America, partially offset by TT and APM. The decrease in volume was primarily driven by constraints in production due to an operational outage in

1 Certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Annual Report on Form 10-K for the year ended December 31, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

4 On a diluted earnings per share basis.

EXHIBIT 99.1

APM and weaker cyclical end markets impacting both TT and APM, partially offset by continued strength in TSS volume tied to increased Opteon™ Refrigerants adoption and Freon™ sales.

First quarter 2026 Net Loss attributable to Chemours was $29 million, or $0.19 per diluted share, compared to Net Loss attributable to Chemours of $5 million, or $0.03 per diluted share in the prior-year quarter. The larger first quarter Net Loss attributable to Chemours was driven by increased financing costs associated with a recent debt offering and higher Selling, General and Administrative costs. Adjusted EBITDA for the first quarter of 2026 was $169 million, compared to $166 million in the prior-year quarter with the referenced higher pricing, currency and other income more than offsetting overall higher costs paired with lower sales volumes in APM and TT.

Thermal & Specialized Solutions

	Q1 2026	Q1 2025	Y-o-Y % ∆	Q4 2025	Q-o-Q % ∆
Net Sales (millions)	$568	$466	22%	$444	28%
Opteon™ Refrigerants	$313	$279	12%	$243	29%
Freon™ Refrigerants	$162	$97	67%	$113	43%
Foam, Propellants & Other (FP&O)	$93	$90	3%	$87	7%
Adjusted EBITDA (millions)	$190	$141	35%	$128	48%
Adjusted EBITDA Margin	33%	30%	3 ppts	29%	4 ppts

For the first quarter of 2026, TSS segment results reflected both record sales, inclusive of a 12% year-over-year growth in Opteon™ Refrigerants, and Adjusted EBITDA.

TSS segment first quarter 2026 Net Sales were $568 million, an increase of 22% versus the prior-year quarter, driven by an 11% increase in price and a 9% increase in volume, with a 2% currency tailwind. Increased pricing was primarily driven by automotive Freon™ Refrigerant sales in North America. Volume growth was driven by the continued transition to Opteon™ Refrigerants as well as automotive Freon™ Refrigerant sales in North America.

Adjusted EBITDA for the quarter increased 35% to $190 million, while Adjusted EBITDA Margin increased three points to 33%. The increase in Adjusted EBITDA was driven by higher pricing associated with the referenced automotive Freon™ sales and a transition to a more favorable product mix in Opteon™ Refrigerant blends, partially offset by higher input costs associated with R32, a key component of our stationary Opteon™ Refrigerant blends, in the quarter.

Sequentially, Net Sales increased 28%, driven by a 22% seasonal volume increase supported by a 6% pricing increase. Volumes followed seasonal patterns, increasing across all refrigerants.

EXHIBIT 99.1

Titanium Technologies

	Q1 2026	Q1 2025	Y-o-Y % ∆	Q4 2025	Q-o-Q % ∆
Net Sales (millions)	$559	$597	(6%)	$561	(0%)
TiO2 Pigment	$541	$575	(6%)	$534	1%
Minerals	$18	$22	(18%)	$27	(33%)
Adjusted EBITDA (millions)	$18	$50	(64%)	$23	(22%)
Adjusted EBITDA Margin	3%	8%	(5) ppts	4%	(1) ppts

TT segment first quarter 2026 Net Sales were $559 million, a 6% decrease compared to the prior-year quarter. This decrease was the result of a 7% decline in volumes globally, with favorable currency of 3% more than offsetting lower pricing of 2%. The decrease in volumes was driven by lower TiO2 sales concentrated in North America and certain non-western markets, which also negatively impacted product mix.

TT segment first quarter 2026 Adjusted EBITDA decreased 64% to $18 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased five percentage points to 3%. The decline in Adjusted EBITDA was primarily driven by the decline in sales as well as an unfavorable ore mix with Q1 production paired with decisions to adjust TT’s mining footprint.

Sequentially, TT segment first quarter 2026 Net Sales were approximately flat, with a 3% increase in price, reflective of pricing actions announced in the fourth quarter of 2025, offset by a 3% decrease in volume.

Advanced Performance Materials

	Q1 2026	Q1 2025	Y-o-Y % ∆	Q4 2025	Q-o-Q % ∆
Net Sales (millions)	$243	$294	(17%)	$312	(22%)
Advanced Materials	$143	$178	(20%)	$172	(17%)
Performance Solutions	$100	$116	(14%)	$141	(29%)
Adjusted EBITDA (millions)	$5	$32	(84%)	$12	(58%)
Adjusted EBITDA Margin	2%	11%	(9) ppts	4%	(2) ppts

APM segment first quarter 2026 Net Sales were $243 million, a 17% decrease compared to the prior-year quarter. This decrease was primarily driven by a 19% decrease in volume with favorable currency of 3% further offsetting a 1% decrease in price. The volume decline was primarily driven by sales constraints due to the Washington Works plant outage in Q1 and recent closure of APM’s Advanced Materials SPS Capstone™ line, completed in the third quarter of 2025.

APM segment first quarter 2026 Adjusted EBITDA decreased 84% to $5 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased nine percentage points to 2%. The decrease in Adjusted EBITDA was primarily driven by the referenced lower sales volumes and related additional costs from the outage which combined for approximately $25 million for the quarter.

Sequentially, APM segment first quarter 2026 Net Sales were down approximately 22%, driven by a 22% decrease in volumes, related to decreased volumes across both Performance Solutions and Advanced Materials. The decline in volumes was due to the referenced first quarter Washington Works outage as well as contractual sales timing.

EXHIBIT 99.1

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the first quarter 2026 of $11 million and $3 million, respectively.

Corporate Expenses

Corporate Expenses were $47 million in the first quarter of 2026, a decrease of approximately $10 million compared to the prior-year quarter. This was primarily due to lower costs associated with legacy litigation activities.

Liquidity and Capital Allocation

As of March 31, 2026, consolidated gross debt was $4.2 billion5. Debt, net of $563 million in unrestricted cash and cash equivalents, was $3.6 billion, resulting in a net leverage ratio of approximately 4.9x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.5 billion, comprised of $563 million in unrestricted6 cash and cash equivalents and $953 million of revolving credit facility capacity, net of outstanding letters of credit.

In April 2026, the Company completed the sale of nine of the ten parcels of land at the Company’s Kuan Yin site which are classified as held-for-sale and received net cash proceeds of approximately $287 million. The sale of the tenth parcel of land is expected to be completed by the end of 2026 for a remaining gross purchase price of approximately $55 million. Using part of the initial cash proceeds received, as well as cash on hand, in April 2026, the Company paid down €140 million of the outstanding tranche B-3 Euro Term loans due August 2028. The Company expects further debt repayments in 2026.

Operating cash usage for the first quarter of 2026 was $44 million, compared to a usage of $112 million in the prior-year quarter highlighting improvements in net working capital performance.

Capital expenditures for the first quarter of 2026 amounted to $49 million, a decrease in spend compared to $84 million in the prior-year quarter, driven by lower capital expenditures in TSS.

Free Cash Flows for the first quarter of 2026 reflected a usage of $93 million, compared to a usage of $196 million in the first quarter of 2025.

5 This amount does not reflect the €140 million used to reduce outstanding debt, which occurred in April of 2026.

6 Restricted cash approximated $53 million of the end of the first quarter of 2026, reflecting primarily escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID as further described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

EXHIBIT 99.1

Second Quarter 2026 Outlook

In the second quarter, the Company anticipates consolidated Net Sales to increase in the range of 15% to 20% sequentially, driven by favorable seasonal trends, with consolidated Adjusted EBITDA expected to range between $220 million and $250 million. Corporate Expenses are expected to approximate $45 million to $50 million. The Company also anticipates capital expenditures to approximate $50 million, with Free Cash Flows of at least $100 million.

TSS projects Net Sales will sequentially increase in the low-to-mid teens percentage range, driven by seasonality in connection with the 2026 cooling season in the northern hemisphere with strength in both Freon™ and Opteon™ Refrigerants. Adjusted EBITDA is expected to be between $210 million and $225 million.

TT expects an overall sequential Net Sales increase in the mid-to-high teens percentage range, driven by seasonal volume strength and a favorable mix for TiO2 pigment, supported by recent pricing actions, paired with increased minerals sales. Adjusted EBITDA is expected to range between $40 million and $50 million.

APM expects a sequential Net Sales increase in the low-to-high thirties percentage range, driven by a return to normal operating levels at the Washington Works facility while reflecting some limited residual impacts from the outage. Adjusted EBITDA for APM is expected to be between $12 million and $18 million.

Full Year 2026 Outlook

The Company continues to expect 2026 Net Sales to grow in the range of 3% to 5% over 2025, with Adjusted EBITDA between $800 million and $900 million. This outlook is supported by higher TSS and APM Performance Solutions demand, anticipated TT pricing momentum, and ongoing cost improvements in each business. Capital expenditures are anticipated to be between $275 million and $325 million, with overall Free Cash Flow Conversion above 20%, due to increased earnings and improvements in working capital throughout the year. This revised estimate now reflects the approximate $30 million estimated full year income tax cash outflow related to the expected proceeds to be distributed on the sale of land at the former Kuan Yin TiO2 site. As an update to previous expectations, the Company anticipates that these cash flow dynamics will produce a net leverage ratio of less than 3.8x by the end of 2026.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on May 6, 2026, at 8:00 AM Eastern Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 5,700 employees and 28 manufacturing sites and serves approximately 2,400 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the second quarter of 2026, the full year 2026 and the Company’s corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the United States or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the United States or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, global conflicts, changes in laws and regulations in the United States or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and the Annual Report on Form 10-K for the year ended December 31, 2025. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Net sales	$1,381	$1,368
Cost of goods sold	1,169	1,132
Gross profit	212	236
Selling, general, and administrative expense	147	123
Research and development expense	26	27
Restructuring, asset-related, and other charges	13	33
Total other operating expenses	186	183
Equity in earnings of affiliates	8	8
Interest expense, net	(69)	(66)
Loss on extinguishment of debt	(9)	—
Other income, net	22	5
Loss before income taxes	(22)	—
Provision for income taxes	7	5
Net loss	(29)	(5)
Net loss attributable to Chemours	$(29)	$(5)
Per share data
Basic (loss) earnings per share of common stock	$(0.19)	$(0.03)
Diluted (loss) earnings per share of common stock	(0.19)	(0.03)

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$563	$670
Restricted cash and restricted cash equivalents	—	2
Accounts and notes receivable, net	759	679
Inventories	1,536	1,569
Prepaid expenses and other	69	80
Assets held for sale	1	1
Total current assets	2,928	3,001
Property, plant, and equipment	9,925	9,920
Less: Accumulated depreciation	(6,885)	(6,842)
Property, plant, and equipment, net	3,040	3,078
Operating lease right-of-use assets	274	271
Goodwill	46	46
Other intangible assets, net	2	2
Investments in affiliates	166	160
Assets held for sale, non-current	21	21
Restricted cash and restricted cash equivalents	52	52
Other assets	738	751
Total assets	$7,267	$7,382
Liabilities
Current liabilities:
Accounts payable	$891	$954
Compensation and other employee-related cost	122	96
Short-term and current maturities of long-term debt	37	42
Current environmental remediation	97	88
Other accrued liabilities	462	506
Total current liabilities	1,609	1,686
Long-term debt, net	4,100	4,099
Operating lease liabilities	192	191
Long-term environmental remediation	520	530
Deferred income taxes	40	37
Other liabilities	590	588
Total liabilities	7,051	7,131
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 199,180,562 shares issued and 150,355,228 shares outstanding at March 31, 2026; 198,720,786 shares issued and 149,893,993 shares outstanding at December 31, 2025)	2	2
Treasury stock, at cost (48,825,334 shares at March 31, 2026 and 48,826,793 at December 31, 2025)	(1,802)	(1,802)
Additional paid-in capital	1,081	1,074
Retained earnings	1,178	1,220
Accumulated other comprehensive loss	(244)	(244)
Total Chemours stockholders’ equity	215	250
Non-controlling interests	1	1
Total equity	216	251
Total liabilities and equity	$7,267	$7,382

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(29)	$(5)
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	79	88
Loss (gain) on sales of assets and businesses	—	(1)
Equity in earnings of affiliates, net	(6)	(7)
Loss on extinguishment of debt	9	—
Amortization of debt issuance costs and issue discounts	3	3
Deferred tax benefit	(11)	(14)
Asset-related charges	1	1
Stock-based compensation expense	7	5
Net periodic pension cost (income)	—	—
Defined benefit plan contributions	(1)	(4)
Other operating charges and credits, net	(14)	37
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(77)	(111)
Inventories and other current operating assets	32	(51)
Other non-current operating assets	17	48
(Decrease) increase in operating liabilities:
Accounts payable	(58)	(105)
Other current operating liabilities	12	(5)
Other non-current operating liabilities	(8)	9
Cash used for operating activities	(44)	(112)
Cash flows from investing activities
Purchases of property, plant, and equipment	(49)	(84)
Proceeds from life insurance policies	1	—
Proceeds from sales of assets and businesses	7	—
Foreign exchange contract settlements, net	(3)	(2)
Cash used for investing activities	(44)	(86)
Cash flows from financing activities
Proceeds from issuance of debt	700	—
Debt repayments	(689)	(8)
Payments on finance leases	(3)	(3)
Payments of debt issuance cost	(10)	—
Proceeds from supplier financing program	16	27
Payments to supplier financing program	(14)	(35)
Proceeds from exercised stock options, net	2	—
Payments related to tax withholdings on vested stock awards	(2)	(1)
Payments of dividends to the Company's common shareholders	(13)	(37)
Debt extinguishment payments	(6)	—
Cash used for financing activities	(19)	(57)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(2)	6
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(109)	(249)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	724	763
Cash, cash equivalents, restricted cash and restricted cash equivalents at March 31,	$615	$514

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$27	$26

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2026	2025	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$568	$466	$102	$444	$124
Titanium Technologies	559	597	(38)	561	(2)
Advanced Performance Materials	243	294	(51)	312	(69)
Other Non-Reportable Segment	11	11	0	12	(1)
Total Net Sales	$1,381	$1,368	$13	$1,329	$52

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2026	2025	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$190	$141	$49	$128	$62
Titanium Technologies	$18	$50	$(32)	$23	$(5)
Advanced Performance Materials	$5	$32	$(27)	$12	$(7)
Other Non-Reportable Segment	$3	$1	$2	$1	$2

Quarterly Change in Net Sales from the three months ended March 31, 2025

	March 31, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,381	1%	2%	(4)%	3%	—%

Thermal & Specialized Solutions	$568	22%	11%	9%	2%	—%
Titanium Technologies	559	(6)%	(2)%	(7)%	3%	—%
Advanced Performance Materials	243	(17)%	(1)%	(19)%	3%	—%
Other Non-Reportable Segment	11	—%	(2)%	2%	—%	—%

Quarterly Change in Net Sales from the three months ended December 31, 2025

	March 31, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,381	4%	3%	1%	—%	—%

Thermal & Specialized Solutions	$568	28%	6%	22%	—%	—%
Titanium Technologies	559	—%	3%	(3)%	—%	—%
Advanced Performance Materials	243	(22)%	—%	(22)%	—%	—%
Other Non-Reportable Segment	11	(2)%	5%	(7)%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Twelve Months Ended
	March 31,		December 31,	March 31,
	2026	2025	2025	2026	2025
(Loss) income before income taxes	$(22)	$—	$(67)	$(299)	$38
Net (loss) income attributable to Chemours	$(29)	$(5)	$(47)	$(409)	$12
Non-operating pension and other post-retirement employee benefit (income) cost	(2)	(2)	(3)	(11)	(5)
Exchange (gains) losses, net	(1)	3	4	8	13
Restructuring, asset-related, and other charges (1)	13	32	4	39	85
Goodwill impairment charge (2)	—	—	—	—	56
Loss (gain) on extinguishment of debt (3)	9	—	5	14	1
Gain on sales of assets and businesses, net (4)	—	(1)	—	(7)	(1)
Transaction costs (5)	2	—	4	8	2
Qualified spend recovery (6)	(5)	(9)	(7)	(38)	(28)
Litigation-related charges (7)	20	—	19	340	2
Environmental charges (8)	7	—	20	100	15
Adjustments made to income taxes (9)	1	1	19	181	9
(Benefit from) provision for income taxes relating to reconciling items (10)	(7)	—	(11)	(92)	(9)
Adjusted Net Income	8	19	7	133	152
Net income attributable to non-controlling interests	—	—	(1)	—	—
Interest expense, net	69	66	68	272	267
Depreciation and amortization (11)	79	77	81	319	299
All remaining provision for income taxes (10)	13	4	(27)	22	25
Adjusted EBITDA	$169	$166	$128	$746	$743

Total debt principal				$4,183	$4,147
Less: Cash and cash equivalents				(563)	(464)
Total debt principal, net				$3,620	$3,683

Net Leverage Ratio (calculated using GAAP earnings) (12)				(12.1)x	96.9x
Net Leverage Ratio (calculated using Non-GAAP earnings) (12)				4.9x	5x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended March 31, 2026, restructuring, asset-related and other charges primarily includes employee separation charges related to the 2026 Restructuring Program as well as charges related to our decision to exit our SPS CapstoneTM business. For the twelve months ended March 31, 2025, restructuring, asset-related and other charges primarily include charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. See "Note 4 –Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for further details.
(2)
For the twelve months ended March 31, 2025, this represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3)
For the twelve months ended March 31, 2026, loss on extinguishments of debt reflects costs associated with early redemption of the 2027 senior unsecured notes and partial early redemption of our 2028 senior unsecured notes during the first quarter of 2026. See "Note 15 - Debt" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for further details.
(4)
For the twelve months ended March 31, 2026, gain on sales of assets and businesses, net includes a gain on sale of $7 million related to certain parcels of land at the Company's manufacturing site in Kuan Yin, Taiwan.
(5)
For the twelve months ended March 31, 2025, transaction costs include $4 million of costs associated with the Senior Secured Credit Facilities. See "Note 15 - Debt" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for further details.
(6)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.
(7)
Litigation-related charges pertain to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended March 31, 2026, litigation-related charges primarily includes $266 million related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of New Jersey's settlement agreement reached in August 2025, $12 million in third-party legal fees directly related to the New Jersey Settlement agreement, $14 million related to the Company's portion of Chemours, DuPont, Corteva, EID's settlement agreement to resolve the Hoosick Falls class action lawsuit, $15 million related to alleged violations and discharge exceedances and $18 million related to reserves for asbestos and production liability matters. For the twelve months ended March 31, 2025, litigation-related charges include a $29 million accrual associated with the Ohio MDL and $27 million of benefits from insurance recoveries. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for further details.
(8)
Environmental charges pertain to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended March 31, 2026, environmental charges primarily include changes to remediation reserves at the four sites covered by the New Jersey settlement agreement. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for further details.
(9)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(10)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(11)
For the twelve months ended March 31, 2026 and March 31, 2025, accelerated depreciation charges of $12 million and $11 million, respectively, incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(12)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which include unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Numerator:
Net (loss) income attributable to Chemours	$(29)	$(5)	$(47)
Adjusted Net Income	8	19	7
Denominator:
Weighted-average number of common shares outstanding - basic	150,767,077	149,918,386	150,464,150
Dilutive effect of the Company's employee compensation plans (1)	819,728	491,194	398,511
Weighted-average number of common shares outstanding - diluted (1)	151,586,805	150,409,579	150,862,661

Basic (loss) earnings per share of common stock (2)	$(0.19)	$(0.03)	$(0.31)
Diluted (loss) earnings per share of common stock (1) (2)	(0.19)	(0.03)	(0.31)
Adjusted basic earnings per share of common stock (2)	0.05	0.13	0.05
Adjusted diluted earnings per share of common stock (1) (2)	0.05	0.13	0.05

(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended March 31, 2026, three months ended March 31, 2025 and the three months ended December 31, 2025. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended March 31, 2026, three months ended March 31, 2025 and the three months ended December 31, 2025 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Cash flows (used for) provided by operating activities	$(44)	$(112)	$137
Less: Purchases of property, plant, and equipment	(49)	(84)	(45)
Free Cash Flows	$(93)	$(196)	$92
Adjusted EBITDA	169	166	128
Free Cash Flow Conversion	(55)%	(118)%	72%

2026 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flows and Estimated Free Cash Flow Conversion Reconciliation (1)

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Estimated
	Year Ended December 31, 2026
	Low	High
Cash flows provided by (used for) operating activities	$445	$565
Less: Purchases of property, plant, and equipment	(275)	(325)
Free Cash Flows	$170	$240
Adjusted EBITDA	800	900
Free Cash Flow Conversion	21%	27%

(1)
Cash flows provided by operating activities is inclusive of the anticipated $30 million cash taxes associated with the sale of the Kuan Yin site.

2026 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2026
	Low	High
Net income attributable to Chemours	$165	$225
Restructuring, transaction, and other costs, net (2)	(35)	(45)
Adjusted Net Income	130	180
Interest expense, net	275	285
Depreciation and amortization	315	325
All remaining provision for income taxes	80	110
Adjusted EBITDA	$800	$900
(1)
The Company's estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these estimates.
(2)
Restructuring, transaction, and other costs, net includes the net benefit from income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.